Exhibit 10.2 CHANGE OF CONTROL AGREEMENT This Change of Control Agreement (this “Agreement”) is made and entered into as of October 29, 2026 (the “Effective Date”) by and among Midland States Bank, an Illinois banking corporation (the “Bank”), Midland States Bancorp, Inc. (the “Company,” and together with the Bank, the “Employer”), and __________ (“Executive,” and together with the Employer, the “Parties”). RECITALS A. The Bank is a wholly-owned subsidiary of the Company. B. Executive is employed by the Employer as a full-time employee of the Bank. C. Executive and the Employer have agreed that this Agreement shall set forth certain terms and conditions of Executive’s employment in the event of a Change of Control (as defined herein) and certain restrictive covenants applicable to any termination of Executive’s employment with the Employer. D. Executive acknowledges that the Employer is not required to provide the Change of Control benefits set forth herein and such benefits are being provided as an inducement for Executive to remain with the Employer during a change of control process, should such transaction occur during Executive’s term of employment, and in consideration of the restrictive covenants set forth in Section 7 of this Agreement. E. This Agreement shall supersede and replace any prior written agreement between Executive and the Employer (or any of its Affiliates) regarding the same subject matter. AGREEMENTS In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows: 1. Employment Status and Term of Agreement. This Agreement does not affect Executive’s status as an at-will employee of the Employer. On and after the Effective Date, Executive shall continue to perform services for the Employer customarily performed by persons employed in similar capacities. Executive shall devote Executive’s full business time, energies, and talents to promote the interests of the Employer and to perform such duties as assigned by the Bank. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2028. The term shall automatically be extended for one (1) additional year beginning on January 1, 2028 and on each January 1 thereafter unless either Party notifies the other Party, by written notice delivered no later than the October 1 immediately preceding any such January 1 (on which the term is to be automatically extended), that the term shall not be extended for an additional year. For the avoidance of doubt, if written notice of non-extension is timely delivered by either Party, this Agreement will then terminate fifteen (15) months after the October 1 deadline for delivering such written notice. Notwithstanding anything contained herein to the contrary, if a Change of Control occurs during Executive’s employment with the Employer or any Affiliate, this Agreement shall remain in effect for the two (2) year period following the Change of Control and shall then automatically terminate. 4320955.v5

-2- 2. Definitions. As used throughout this Agreement, all of the terms defined in this Section 2 shall have the meanings given below. (a) “Affiliate” shall mean each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, the Company, where “control” means (x) the ownership of 51% or more of the Voting Securities or other voting interest or other equity interest of any corporation, partnership, joint venture or other business entity, or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity. (b) “Base Compensation” shall mean the amount equal to the sum of (i) the greater of Executive’s then-current annual base salary or Executive’s annual base salary as of the date one day prior to the Change of Control; and (ii) the average of the annual short-term incentive bonus paid (or payable) for the three most recently completed fiscal years of the Company. (c) “Board of Directors” shall mean the Company’s board of directors. (d) “Change of Control” shall mean the first to occur of the following: (i) Any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities representing 50 percent or more of the total voting power represented by the Company’s then outstanding Voting Securities; or (ii) During any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board of Directors and any new Director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) Consummation of: (i) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50 percent of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a complete liquidation of the Company or the Bank or an agreement for the sale or disposition by the Company of all or substantially all the Company’s or the Bank’s assets. However, in no event shall a Change of Control be deemed to have occurred with respect to Executive if Executive is part of a purchasing group that consummates the Change of Control transaction. Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if Executive is an equity participant in the purchasing entity (except for (i) passive ownership of less than two percent of the stock of the purchasing entity; or (ii) ownership of equity participation in the purchasing entity which is otherwise not significant, as determined prior to the Change of Control by a majority of the non-employee continuing Directors).

-3- In the event that any benefit under this Agreement constitutes deferred compensation under Code Section 409A, and the settlement of, or distribution of such benefits is to be triggered by a Change of Control, then such settlement or distribution shall be subject to the event constituting the Change of Control also constituting a “change in the ownership” or “change in the effective control” of the Company, as permitted under Code Section 409A. (e) “Code” shall mean the Internal Revenue Code of 1986, as amended. (f) “Covered Period” shall mean the period beginning six months prior to a Change of Control and ending 12 months after the Change of Control. (g) “Director” shall mean a member of the Board of Directors. (h) “Disability” shall mean that Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. (i) “Good Reason” shall mean Executive’s voluntary termination of employment for one or more of the following reasons: (i) a materially adverse change in the nature, scope or status of Executive’s position, authorities or duties from those in effect immediately following the Effective Date, or if a Covered Period applies, those in effect immediately prior to the Covered Period (but a change in title based on an acquirer’s organizational system that does not result in a diminishment of duties with respect to the Bank’s operations and personnel shall not be deemed a material adverse change); (ii) a material reduction in Executive’s annual base salary, target incentive bonus opportunity, or material reduction in Executive’s aggregate compensation and benefits from that in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period (in each case excluding a reduction principally resulting from Executive’s actual incentive bonus); (iii) relocation of Executive’s primary place of employment of more than 25 miles from Executive’s primary place of employment immediately following the Effective Date, or if different, immediately prior to the Covered Period, or a requirement that Executive engage in travel that is materially greater than was required immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period; (iv) failure by an acquirer to assume this Agreement at the time of a Change of Control; or (v) a material breach by the Employer of this Agreement. Notwithstanding the foregoing, prior to Executive’s termination for Good Reason, Executive must give the Employer written notice of the existence of any condition set forth in clause (i) – (v) above within 30 days of the initial existence of such condition and the Employer shall have 30 days from the date of receipt of such notice in which to cure the condition giving rise to Good Reason, if curable. If during such

-4- 30-day period the Employer cures the condition giving rise to Good Reason, then no payments or benefits shall be due under Section 3 or Section 4 of this Agreement with respect to such occurrence. If during such 30-day period, the Employer fails or refuses to cure the condition giving rise to Good Reason, then Executive shall be entitled to payments or benefits under Section 3 or Section 4 of this Agreement upon such Termination; provided such Termination occurs within 30 days after the end of such cure period. (j) “Minimum Payments” shall mean, as applicable, the following amounts: (i) Executive’s earned but unpaid annual base salary for the period ending on the Termination Date; (ii) Executive’s earned but unpaid incentive bonus for the previously completed fiscal year; (iii) Executive’s accrued but unpaid vacation pay for the period ending on the Termination Date; (iv) Executive’s unreimbursed business expenses and all other items earned and owed to Executive through the Termination Date; and (v) benefits, incentives and awards described in Section 3(c) or 4(b), as the case may be. (k) “Pro Rata Bonus” shall mean a payment equal to the incentive bonus that Executive would have earned for the year of termination, based upon actual results of the Employer and pro-rated on a per diem basis (by dividing the number of days employed during the applicable performance period by the total number of days in the applicable performance period). (l) “Release” shall mean a general release and waiver substantially in the form attached hereto as Exhibit A. (m) “Severance Amount” shall mean: (i) for any Termination occurring not during a Covered Period while this Agreement is in force, an amount equal to 100 percent of Executive’s annual base salary in effect as of the effective date of such Termination; or (ii) for any Termination occurring during a Covered Period while this Agreement is in force, an amount equal to 200 percent of Executive’s Base Compensation; provided, however, if an amount was paid under (i) above prior to Executive becoming entitled to an amount under this (ii), any amount paid under (i) shall be offset from the amount described in this (ii). (n) “Termination” shall mean termination of Executive’s employment either: (i) by the Employer other than (1) a Termination for Cause or (2) any termination resulting from Executive’s death or Disability; or (ii) by Executive for Good Reason. (o) “Termination Date” shall mean the date of employment termination, for any reason or no reason, indicated in the written notice provided by the Employer or Executive to the other.

-5- (p) “Termination for Cause” shall mean only a termination by the Employer as a result of: (i) Executive’s willful failure, that is not remedied within 20 days after receipt of written notice of such failure from the Employer, to perform Executive’s obligations hereunder; (ii) Executive’s willful act or acts of misconduct that are, alone or in the aggregate, demonstrably injurious, monetarily or otherwise, to the Employer or an Affiliate, and/or a violation of Company policy/regulatory requirements as determined in the discretion of the Employer; or (iii) Executive’s breach of any fiduciary responsibility owed to the Employer or any Affiliate or any obligation of Executive pursuant to Section 7. (q) “Voting Securities” shall mean any securities that ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency. 3. Rights and Payments Upon Termination During a Covered Period. Subject to Section 6 below, if Executive is subject to a Termination during a Covered Period, then, in addition to Minimum Payments, which shall be paid, to the extent applicable, on the Employer’s next regular payroll date: (a) The Employer shall provide Executive the following benefits: (i) Within 15 days after the expiration of any revocation period applicable to the Release described in Section 6, the Employer shall pay Executive a lump sum payment in an amount equal to the Severance Amount. (ii) Executive (and Executive’s dependents, as may be applicable) shall be entitled to the medical benefits provided in Section 3(b) below. (iii) Executive shall be entitled to receive a Pro Rata Bonus, when incentive bonuses are paid to other senior management of the Employer for the year in which the Termination Date occurred, but in any event no later than March 15 of the year following the year in which the Termination Date occurred. (b) Medical and Dental Benefits. To the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical, dental or vision plans maintained for active employees of the Employer or any Affiliate, the Employer shall provide Executive and those dependents with coverage equivalent to the coverage received while Executive was employed with the Employer for as long as Executive is eligible for and elects coverage under the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). For a period of 18 months following the Termination, Executive shall be required to pay the same amount as Executive would pay if Executive continued in employment with the Employer during such period and thereafter Executive shall be responsible for the full cost of such continued coverage. Such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Employer or any Affiliate. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical, dental or vision plan of a subsequent employer with plan benefits that are comparable to Employer (or any Affiliate) plan benefits, the Employer’s obligations under this Section 3(b) shall cease with respect to the eligible Executive and dependents. Executive and Executive’s dependents must notify the Employer of any subsequent employment and eligibility for such comparable coverage.

-6- (c) Other Benefits. Executive’s rights following a Termination with respect to any benefits, incentives or awards provided to Executive pursuant to the terms and conditions of any plan, program or arrangement sponsored or maintained by the Employer, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms and conditions of such plan, program or arrangement and this Agreement shall have no effect upon such terms and conditions except as specifically provided herein. 4. Rights and Payments Upon Termination Other Than During a Covered Period. Subject to Section 6 below, if Executive is subject to a Termination other than during a Covered Period, then, in addition to Minimum Payments, which shall be paid, to the extent applicable, on the Employer’s next regular payroll date: (a) The Employer shall provide Executive the following benefits: (i) Within 15 days after the expiration of any revocation period applicable to the Release described in Section 6, the Employer shall pay Executive a lump sum payment in an amount equal to the Severance Amount. (b) Other Benefits. Executive’s rights following a Termination with respect to any benefits, incentives or awards provided to Executive pursuant to the terms and conditions of any plan, program or arrangement sponsored or maintained by the Employer, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms and conditions of such plan, program or arrangement and this Agreement shall have no effect upon such terms and conditions except as specifically provided herein. 5. Removal from any Boards and Positions. Upon Executive’s termination of employment for any reason, Executive shall be deemed to resign (i) if a member, from the Board of Directors, the Bank’s board of directors, and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Employer, (ii) from each position with the Company, the Bank, or any Affiliate, including as an officer of the Company, the Bank, or any of their Affiliates and (iii) as a fiduciary of any employee benefit plan of the Company or the Bank. 6. Release. Notwithstanding anything contained in this Agreement to the contrary, except for the Minimum Payments, no payments or benefits payable to Executive under Sections 3(a), 3(b) or 4(a) shall be paid or provided to Executive unless Executive first executes (without subsequent revocation) and delivers to the Employer a Release. To the extent any of the payments and/or benefits due under Sections 3(a), 3(b) or 4(a) are determined to be subject to Code Section 409A, the Release must be executed and become irrevocable on or before the 60th day following the Termination Date. Provided that an executed, irrevocable Release has been delivered on or before the 60th day following the Termination Date, any payments and benefits that are determined to be subject to Code Section 409A shall become payable, or shall otherwise commence, as of the 60th day following the Termination Date. If an executed, irrevocable Release is not delivered on or before the 60th day following the Termination Date, Executive shall forever forfeit any and all rights to any payment or benefit (to the extent such payment or benefit is determined to be subject to Code Section 409A) under Sections 3(a), 3(b) or 4(a), or any payment or benefit in lieu thereof.

-7- 7. Restrictive Covenants. (a) Confidential Information. (i) Executive acknowledges that, during the course of Executive’s employment with the Employer, Executive may produce and have access to confidential and/or proprietary, non-public information concerning the Employer or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Employer, either during or after Executive’s employment with the Employer, except to the extent such disclosure is authorized in writing by the Employer, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties hereunder. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Employer or any of its Affiliates, or Executive’s activities in connection with the business of the Employer or any of its Affiliates, Executive shall immediately notify the Employer of such subpoena, court order or other requirement and deliver forthwith to the Employer a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its Affiliates. (ii) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means. (iii) Nothing contained in this Agreement shall limit Executive’s right to discuss or disclose information about any alleged unlawful employment practices, to report any alleged criminal conduct to proper governmental authorities, to participate in any subsequent governmental investigation relating to any such disclosure or report, or to seek legal advice relating to any of the foregoing. Further, nothing herein shall limit Executive from filing a charge, report, or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this Agreement does not limit (i) Executive’s ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or

-8- other information, without notice to the Employer, or (ii) Executive’s right to receive an award for information provided to such Agency pursuant to any Whistleblower Program. (b) Documents and Property. (i) All records, files, documents and other materials or copies thereof relating to the business of the Employer or its Affiliates that Executive prepares, receives or uses shall be and remain the sole property of the Employer and, other than in connection with the performance by Executive of Executive’s duties hereunder, shall not be removed from the premises of the Employer or any of its Affiliates without the Employer’s prior written consent, and shall be promptly returned to the Employer upon Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials. (ii) Executive acknowledges that Executive’s access to and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and all Employer and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Employer. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited except that Executive may use an Employer-provided computer for reasonable personal use in accordance with the Employer’s technology use policy as in effect from time to time. The restrictions contained in this Section 7(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Employer or any Affiliate. Executive shall not transfer any Employer or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Employer. Upon the termination of Executive’s employment with the Employer for any reason, Executive’s authorization to access and permission to use the Employer’s and any Affiliate’s computer systems, networks and equipment, and any Employer and Affiliate information contained therein, shall cease. (c) Non-Solicitation and Non-Competition. The primary service area of the Employer’s business in which Executive actively participates extends separately to an area that encompasses a 25-mile radius from the Company’s Effingham, Illinois headquarters (the “Restricted Area”). Therefore, as an essential ingredient of and in consideration of this Agreement, Executive’s employment by the Employer, and Executive’s opportunity to participate in incentive compensation plans (including equity incentive plans) sponsored and maintained by the Employer, Executive agrees that, during Executive’s employment with the Employer and for a period of 12 months immediately following the termination of Executive’s employment (the “Restricted Period”), for whatever reason, where such termination occurs during the term of this Agreement or thereafter, Executive will not, except with the express prior written consent of the Employer, directly or indirectly, do any of the following: (i) Executive will not, directly or indirectly, either on Executive’s own behalf or for any Financial Institution (as defined below): (1) induce or attempt to induce any employee of the Employer or any of its Affiliates with whom Executive had significant contact to leave the employ of the Employer or any of its Affiliates; (2) in any way interfere with the relationship between the Employer or any of its Affiliates and any employee of the Employer or any of its Affiliates with whom Executive had significant contact; or (3) induce or attempt to induce any customer, supplier, licensee, or business relation of the Employer or any of its Affiliates with whom Executive had significant contact to cease doing business with the Employer or any of its Affiliates or in any way interfere with the relationship between the Employer or any of its Affiliates and their respective customers, suppliers, licensees or business relations. (ii) Executive will not, directly or indirectly, either on Executive’s own

-9- behalf or for any Financial Institution (as defined below), solicit the business of any person or entity known to Executive to be a customer of the Employer or any of its Affiliates, where Executive, or any person reporting to Executive, had significant personal contact with such person or entity, with respect to products, activities or services which compete in whole or in part with the products, activities or services of the Employer or any of its Affiliates. (iii) If Executive is to receive any of the payments or benefits set forth in Sections 3(a), 3(b) or 4(a), Executive will not engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to, or render services or advice to, in each case in the capacity that Executive provided services to the Employer or any Affiliate, any person, firm, partnership, corporation or trust which owns, operates or is in the process of forming, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided however, that the ownership by Executive of shares of the capital stock of any Financial Institution which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent of the institution’s outstanding capital stock, shall not violate any terms of this Agreement. (iv) If Executive is to receive any of the payments or benefits set forth in Section 3(a), 3(b) or 4(a), Executive will not, directly or indirectly, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restricted Area, with respect to the products, activities or services which compete in whole or in part with the products, activities or services of the Employer or any of its Affiliates. (d) Work for Hire Provisions. (i) Exclusive Rights of the Employer in Work Product. The Parties acknowledge and agree that all work performed by Executive for the Employer or any of its Affiliates shall be deemed “work for hire.” The Employer shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions (as defined below), and the Employer shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of the Employer or any of its Affiliates that are developed by Executive shall be the exclusive property of the Employer. Executive hereby assigns to the Employer any right, title and interest in and to all Inventions that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Employer or any of its Affiliates. Executive agrees to execute and deliver any instruments or documents and to do all other things (including the giving of testimony) requested by the Employer (both during and after the termination of Executive’s employment with the Employer) in order to vest more fully in the Employer or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefor in the United States and/or foreign countries). (ii) Definitions and Exclusions. For purposes of this Agreement, “Inventions” means all systems, procedures, techniques, manuals, data bases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by Executive in the course of Executive’s employment with the Employer or any of its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing, Inventions shall not include: (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention

-10- made by Executive prior to Executive’s exposure to any Confidential Information. (e) Remedies for Breach of Restrictive Covenants. Executive has reviewed the provisions of this Agreement with legal counsel or has been given adequate opportunity to seek such counsel, and Executive acknowledges and expressly agrees that the covenants contained in this Section 7 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in this Section 7 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to terminate any further payments or benefits set forth in Section 3(a), 3(b) or 4(a), preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with Executive, as the case may be. (f) In the event of the existence of any other agreement between the Parties which (i) is in effect during the Restricted Period, and (ii) which contains restrictive covenants that conflict with any of the provisions of this Section 7, then the more restrictive of such provisions from the agreements shall control for the period during which the agreements would otherwise be in effect. 8. No Set-Off; No Mitigation. Except as provided herein, the Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Employer may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment. 9. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Employer: Midland States Bancorp, Inc. Attention: Chief Executive Officer and Corporate Counsel 1201 Network Centre Drive Effingham, Illinois 62401 If to Executive, to such home address or other address as Executive has most recently provided to the Employer. or to such other address as any Party may furnish to the others in writing, except that notices of changes of address shall be effective only upon receipt. 10. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action

-11- commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Effingham, Illinois. 11. Entire Agreement; Survival. (a) This Agreement constitutes the entire agreement between Executive and the Employer concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, specifically including any prior agreement. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly. (b) The provisions of Sections 3 – 8 and 12 – 17 shall survive the termination of this Agreement. 12. Withholding of Taxes. The Employer may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling. 13. No Assignment. Executive’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section, the Employer shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. 14. Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns (including, without limitation, any company into or with which the Employer may merge or consolidate). The Employer agrees that it will not effect the sale or other disposition of all or substantially all of its assets (where such transaction would constitute a Change of Control) unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, shall expressly assume by an instrument in writing all duties and obligations of the Employer under this Agreement, or (b) the Employer shall provide, through the establishment of a separate reserve, for the payment in full of all amounts which are or may reasonably be expected to become payable to Executive under this Agreement. 15. Legal Fees. In the event that any Party commences arbitration or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence and counsel) relating to such action, in addition to all other entitled relief, including but not limited to damages and injunctive relief. 16. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

-12- 17. Internal Revenue Code Section 409A. (a) It is intended that this Agreement be exempt from or comply with the provisions of Code Section 409A so as not to subject Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in Executive being subject to payment of additional income taxes or interest under Code Section 409A, the Parties agree to amend this Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Code Section 409A. (b) Notwithstanding any provision in this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A(a)(2)(B)(i), payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six-month deferral period and all other payments shall be unaffected. All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following the Termination Date (or, if earlier, the date of death of Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein. (c) The term “Specified Employee” shall mean any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Employer based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If Executive is determined to be a key employee under Code Section 416(i) (without regard to paragraph (5) thereof), Executive will be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of such identification period. For purposes of determining whether Executive is a key employee under Code Section 416(i), “compensation” shall mean Executive’s W-2 compensation as reported by the Employer for a particular calendar year. 18. Representations by Executive. Executive acknowledges and agrees that: (a) Executive has been, and hereby is, advised in writing to consult with an attorney prior to executing this Agreement, and has consulted with such counsel to the extent Executive has deemed necessary before signing this Agreement; and, (b) Executive was given at least fourteen (14) days to consider whether to execute this Agreement, although Executive may execute it sooner if desired. (Signature page follows)

-13- IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date. MIDLAND STATES BANK EXECUTIVE By: Name: Its:

A-1 EXHIBIT A GENERAL RELEASE AND WAIVER This General Release and Waiver (this “Release”) is made and entered into as of this ___ day of __________, 20__, by and among Midland States Bank, an Illinois banking corporation (the “Bank”), Midland States Bancorp, Inc. (the “Company,” and together with the Bank, the “Employer”), and __________ (“Executive,” and together with the Employer, the “Parties”). RECITALS A. Executive and the Employer are parties to that certain Change of Control Agreement, dated as of __________ (the “Agreement”). B. Pursuant to the Agreement, certain benefits due to Executive are conditioned on Executive’s full release of claims against the Employer. C. The Parties desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Employer and the termination of that employment. AGREEMENTS For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows: 1. Termination of Employment. The Parties agree that Executive’s employment with the Employer terminated effective _______________. Executive further agrees that, without prior written consent of the Employer, Executive will not hereafter seek reinstatement, recall or reemployment with the Employer. 2. Compensation and Benefits. Subject to the terms of this Release, the Employer shall compensate Executive under this Release as follows (collectively, the “Severance Payments”): (a) Severance Amount. [_______________]. (b) COBRA Benefits. [_______________]. (c) Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Employer, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments are consideration for Executive’s promises contained in this Release, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Employer under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Release.

A-2 (d) Withholding. The Severance Payments shall be subject to all taxes and other payroll deductions required by law. 3. General Release. (a) In consideration of the payments and benefits to be made by the Employer to Executive in Section 2 above, Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with legal counsel, releases and discharges the Employer, its shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that Executive ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release. Without limiting the generality of the foregoing, it being the intention of the Parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Illinois Human Rights Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Employer, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving Executive’s employment with the Employer, the termination of Executive’s employment with the Employer, or involving any continuing effects of Executive’s employment with the Employer or termination of employment with the Employer; provided, however, that nothing herein waives or releases Executive’s rights to any payments or benefits the Employer is required to pay or provide pursuant to the terms of the Agreement or this Release or to indemnification which Executive may have under the Employer’s governing documents, by any agreement, under any applicable law or otherwise. Executive further acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive hereby expressly waives, surrenders and agrees to forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois. (b) Excluded from this Release are any claims or rights arising pursuant to this Release, any claims or rights that may arise after the date on which Executive signs this Release, and any claims or rights that cannot be waived by law, including but not limited to Executive’s right to file a charge with an administrative agency or participate in any agency investigation, including with the Equal Employment Opportunity Commission. Executive is, however, waiving the right to recover any money in connection with a charge or investigation and the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except where such waivers are prohibited by law. For the avoidance of doubt, nothing contained in this Release shall limit Executive’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this

A-3 Release does not limit (A) Executive’s ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (B) Executive’s right to receive an award for information provided to such Agency pursuant to any Whistleblower Program. 4. Covenant Not to Sue. (a) A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the “General Release” of Section 3 above. Besides waiving and releasing the claims covered by Section 3 above, Executive shall never sue the Released Parties in any forum for any reason covered by this Release. Notwithstanding this covenant not to sue, Executive may bring a claim against the Employer to enforce this Release or to challenge the validity of this Release under the Age Discrimination in Employment Act (ADEA). If Executive sues any of the Released Parties in violation of this Release, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Released Parties in violation of this Release, the Employer can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Release. In that event, the Employer shall have no obligation to make any further Severance Payments. (b) If Executive has previously filed any lawsuit against any of the Released Parties, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation. 5. No Disparaging, Untrue Or Misleading Statements. Executive represents that Executive has not made, and agrees that Executive will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Employer, its products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Employer’s behalf). Notwithstanding the foregoing, nothing in this Release, including this Section 5, is intended to, or shall be interpreted to, in any way limit, restrict, or prohibit Executive from discussing or disclosing information in good faith about any alleged unlawful employment practices. 6. Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The Parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the Parties are unable to agree upon a lawful substitute, the Parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify this Release so that, once modified, this Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement. 7. Waiver. A waiver by the Employer of a breach of any provision of this Release by Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

A-4 8. Restrictive Covenants. Executive agrees that Executive will abide by the terms set forth in Section 7 of the Agreement. 9. Representations by Executive. Executive acknowledges each of the following: (a) Executive is aware that this Release includes a release of all known and unknown claims, provided however, that this Release does not apply to any rights or claims that may arise after the date of Executive’s execution of this Release. (b) Executive is legally competent to execute this Release and Executive has not relied on any statements or explanations made by the Employer or its attorneys not otherwise set forth herein. (c) Executive has been offered at least 21 days to consider this Release and any modifications, material or otherwise, made to this Release shall not restart or affect in any manner the 21- day consideration period. (d) Executive has been, and hereby is, advised in writing to consult with an attorney prior to executing this Release, and has consulted with such counsel, who helped to negotiate this Release, to the extent Executive has deemed necessary before executing this Release. (e) Executive, without coercion of any kind, freely, knowingly, and voluntarily enters into this Release. (f) Executive is executing this Release in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled. (g) Executive has the right to revoke this Release by written notice to the Employer within seven calendar days after Executive has signed this Release, and this Release shall not become effective or enforceable until the eighth calendar day after Executive has signed this Release, as evidenced by the date set forth below Executive’s signature on the signature page hereto, provided that Executive has not previously revoked Executive’s acceptance within the seven day revocation period. Any such revocation must be in writing and delivered by hand, or sent by U.S. Mail within such seven- day period, to the attention of [_______________]. If delivered by U.S. Mail, the revocation must be: (i) postmarked within the seven-day period and (ii) sent by certified mail, return receipt requested. Executive acknowledges and agrees that, if Executive revokes this Release during the revocation period, this Release as a whole shall fail to become effective and Executive shall not become entitled to, and the Employer shall have no obligation to pay, all or any part of the Severance Payments. 10. Future Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Employer which relate to periods of time during the term of the Agreement (as described in the Agreement), Executive agrees to be reasonably available, upon reasonable notice from the Employer and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Employer, meet with attorneys or other representatives of the Employer, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Executive shall be reimbursed for reasonable costs and expenses incurred by Executive as a result of actions taken pursuant to this Section 10. It is expressly agreed and understood that Executive will provide only truthful testimony if required to do so, and that any payment to Executive is solely to reimburse Executive’s expenses and costs for cooperation with the Employer. Nothing in this Section 10 is intended to require Executive to expend an unreasonable period of time in activities required by this Section.

A-5 11. Amendment. This Release may not be altered, amended, or modified except in writing signed by both Executive and the Employer. 12. Joint Participation. The Parties hereto participated jointly in the negotiation and preparation of this Release, and each Party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Release. Accordingly, it is agreed that no rule of construction shall apply against any Party or in favor of any Party. This Release shall be construed as if the Parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one Party and in favor of the other. 13. Binding Effect; Assignment. This Release and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, representatives and permitted assigns. No Party may assign its respective interests hereunder without the express written consent of the other Party. 14. Applicable Law. All questions concerning the construction, validity and interpretation of this Release and the performance of the obligations imposed by this Release shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction and any court action commenced to enforce this Release shall have as its sole and exclusive venue the County of Effingham, Illinois. 15. Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release. (Signature page follows)

A-6 IN WITNESS WHEREOF, the Parties have executed this Release as of dates set forth below their respective signatures below. MIDLAND STATES BANK EXECUTIVE By: Name: Date: Its: Date: